Exhibit 99.1

Hoku announces amendments to JH Kelly construction contract and additional loan from China Merchants Bank

POCATELLO, ID, August 19, 2010 -- Hoku Materials, Inc., a wholly owned subsidiary of Hoku Corporation (NASDAQ: HOKU), established to manufacture and sell polysilicon for the solar market, today announced that it entered into a change order agreement under its cost plus incentive construction contract with JH Kelly, LLC to align schedules and incentives to support the commencement of commercial operations at Hoku's polysilicon production facility in calendar year 2010.

Under the terms of the change order, JH Kelly and Hoku have confirmed a detailed schedule and budget to achieve commercial production in 2010. To closely align their interests and maintain tighter controls over the compressed schedule, the parties have agreed to monthly milestones that must be achieved before Hoku is obligated to pay the applicable portion of JH Kelly’s monthly invoices.

Hoku clarified that the form of the cost plus contract remains intact, explaining that JH Kelly will continue to provide monthly billings based on the forecasted cost and manpower necessary to achieve the monthly milestones; however, Hoku retains the right to withhold monthly payments if milestones are not achieved.

Hoku said it planned to hire an independent engineer to help develop and track the milestones, and noted that it would have the right to refer any questions about the achievement of project milestones to this independent engineer for review.

To further align their interests, JH Kelly agreed to put its previously earned reactor demonstration bonus of $1.5 million at risk such that it will only be paid if JH Kelly achieves the monthly milestones.  Before this change order agreement, JH Kelly would have been entitled to receive payment of this earned bonus upon final completion of plant construction.

Hoku also announced today that it has secured an additional $10 million loan from China Merchants Bank under terms substantially the same as the $20 million loan previously provided by China Merchants Bank in May 2010.  This loan is also secured by a letter of credit obtained by Tianwei New Energy Holdings Co., Ltd. for Hoku’s benefit.

“We value our partnership with JH Kelly, and continue to be impressed by their innovative approach and their dedication to the success of our project,” said Scott Paul, president and CEO of Hoku Corporation. "This change order reflects the project’s entry into the final stages of construction, where a firm schedule becomes critically important. It is an exciting time, and we feel lucky to be working alongside JH Kelly, with the support of Tianwei and China Merchants Bank as we complete construction.”

"We’ve ramped up our manpower from approximately 100 to well over 300 craftsmen since the end of July, and we look forward to maintaining a rapid pace to achieve the necessary milestones for plant start-up,” said Mason Evans, president of JH Kelly.  "We recognize the strong relationship between Hoku and Tianwei and appreciate their commitment to making this project a success."

About Hoku Corp.

Hoku Corporation (NASDAQ: HOKU) is a diversified clean energy products and services company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokucorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to the timing of when Hoku Materials can pay JH Kelly; the timing of when Hoku Materials and JH Kelly can complete construction and operations milestones, if at all; Hoku Materials' ability to successfully operate a polysilicon production plant, including its ability to start-up its polysilicon plant and commence shipments to customers, and to meet its milestones in its agreement with its customers;  JH Kelly's ability to meet its construction schedule in its contract with Hoku Materials; Hoku Corporation’s future financial performance; Hoku Corporation’s business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Corporation's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Corporation's filings with the Securities and Exchange Commission. Except as required by law, Hoku Corporation assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

The Hoku, Hoku Solar, and the Hoku Corporation logos are trademarks of Hoku Corporation, and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved.

CONTACT For Hoku Corporation:
Tel: 808-682-7800
ir@hokucorp.com

SOURCE: Hoku Corporation